UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2018

TEXAS ROADHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50972	20-1083890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6040 Dutchmans Lane	40205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (502) 426-9984

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e) On August 23, 2018, the Board of Directors (the “Board”) of Texas Roadhouse, Inc. (the “Company”) appointed Doug Thompson, age 55, as Chief Operating Officer. He joined Texas Roadhouse in 2002 as a Market Partner and was promoted to Regional Market Partner in 2005 and Vice President of Operations in 2015. Before joining the Company, Mr. Thompson was a single and multi-unit operator with both Outback Steakhouse, Inc. and Bennigan’s Restaurants.  Mr. Thompson has over 30 years of restaurant industry experience.

Effective August 23, 2018, the Company entered into an employment agreement with Mr. Thompson which will expire on January 7, 2021.

Base Salary.   The employment agreement continues his annual salary of $450,000 for the first partial year of the term, and an amount to be determined by the Compensation Committee of the Board for the second and third years of the term.

Incentive Bonus.   The employment agreement also continues his annual incentive bonus of $450,000 for the first year of the term, and an amount to be determined by the Compensation Committee of the Board for the second and third years of the term.  The incentive bonus is based on the achievement of defined goals established by the Compensation Committee of the Board.  Depending on the level of achievement of the goals, the bonus may be reduced to a minimum of $0 or increased to a maximum of two times the base amount under the current incentive compensation policy of the Board’s Compensation Committee.

Stock Awards.   The employment agreement provides for the granting of 2,000 restricted stock units for the first year of the term, and an amount to be determined by the Compensation Committee of the Board for the second and third years of the term.   Restricted stock units are a conditional right to receive shares of our common stock upon vesting.  The 2,000 restricted stock units will vest on August 27, 2019, provided Mr. Thompson is still employed by the Company as of the vesting date.

Separation and Change in Control Arrangements.  Except in the event of a change in control, the employment agreement provides that if the Company terminates Mr. Thompson’s employment without cause before the end of the term, and if he signs a release of all claims against the Company, the Company will pay a severance payment equal to his then current base salary for a period of 180 days in addition to any earned but unpaid annual base incentive bonus amount from the prior year and a prorated bonus through termination, along with a payment of $225,000.  Similar payment is due to Mr. Thompson if employment is terminated by reason of death or disability before the end of the term.

The employment agreement provides that if Mr. Thompson’s employment is terminated other than for cause following a change in control, or if he resigns for good reason following a change in control because he is required to move, and the Company’s successor does not agree to be bound by the employment agreement, or his duties, pay, or total benefits are reduced, he will receive severance payments in an amount equal to his then current base salary and incentive bonus through the end of the term of the employment agreement but not less than one year.  In addition, generally upon termination by the Company without cause or termination for good reason within 12 months of a change in control, Mr. Thompson’s unvested stock awards, if any, will become vested as of the date of termination.  The payments and acceleration of vesting of the stock awards are contingent upon Mr. Thompson signing a full release of claims against the Company.

Mr. Thompson has agreed not to compete with the Company during the term of his employment and for a period of two years following the last day of the term of his employment agreement, unless Mr. Thompson’s employment is terminated without cause following a change in control, in which case he has agreed not to compete with the Company through the date of the last payment of his severance payments. The employment agreement contains a “clawback” provision that enables the Company to seek reimbursement to the Company of any compensation paid to Mr. Thompson which is required to be recovered by any law, governmental regulation or order, or stock exchange listing requirement.

There are no arrangements or understandings between Mr. Thompson and any other persons pursuant to which he was selected as Chief Operating Officer. There are also no family relationships between Mr. Thompson and any director or executive officer of the Company.

Except as set forth below, Mr. Thompson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Prior to his appointment as Chief Operating Officer, Mr. Thompson held an ownership interest in three Texas Roadhouse restaurants owned by entities which the Company controls and in which the Company holds a 52.5% ownership interest.  On August 17, 2018, Mr. Thompson and another beneficial owner of interests in the restaurants located in Stillwater, OK and Gilbert-East, AZ engaged in transactions which resulted in Mr. Thompson selling all of his interest in the Stillwater, OK restaurant, and Mr. Thompson increasing his beneficial ownership interest in the Gilbert-East, AZ restaurant to an aggregate of 35.5%.  On August 22, 2018, the Company purchased Mr. Thompson’s beneficial ownership interest in the Texas Roadhouse restaurant in Warwick, RI for $122,270, based on a value determined consistent with the valuation formula set forth in certain of the Company’s franchise agreements.  As a result of the above transactions, upon his appointment to Chief Operating Officer, Mr. Thompson only held a beneficial ownership interest in the Texas Roadhouse restaurant in Gilbert-East, AZ.  The Company believes that allowing certain officers to have ownership interests in restaurants provides an ongoing benefit to the Company by making these persons more invested in the overall success of the brand.  As of the end of the Company’s second fiscal quarter, June 26, 2018, Mr. Thompson’s beneficial ownership interest in the three Texas Roadhouse restaurants is set forth in the table below.

Restaurant	Thompson Ownership	Management or Supervision Fees Paid to the Company for Fiscal Year 2017 ($)	Management or Supervision Fees Paid to the Company for the Six Months Ended June 26, 2018 ($)
Stillwater, OK	7.5%	175,854	94,494
Warwick, RI	5.0%	148,537	79,483
Gilbert-East, AZ	30.5%	211,024	124,145

For the 2017 fiscal year and the six months ended June 26, 2018, the total amount of distributions received by Mr. Thompson relating to his ownership interests in the above-referenced restaurants were $338,654 and $242,238, respectively. These amounts do not reflect compensation paid by the Company to Mr. Thompson during these periods; rather, these amounts were paid by the applicable entity and reflect a return on investment in these separate restaurant locations.

For the 2017 fiscal year and the six months ended June 26, 2018, the table below sets forth certain information related to indebtedness by the entities to the Company, all of which bore interest at an annual rate of 2%:

Restaurant	Largest Aggregate Amount of Principal Outstanding during the Fiscal Year 2017 and six months ended June 26, 2018 ($)	Amount of Principal Outstanding as of August 23, 2018 ($)	Aggregate Principal Repaid for Fiscal Year 2017 and six months ended June 26, 2018 ($)	Aggregate Interest Paid for Fiscal Year 2017 and six months ended June 26, 2018 ($)
Stillwater, OK	691,576	499,471	172,894	18,298
Warwick, RI	732,543	477,782	229,285	18,728
Gilbert-East, AZ (1)	718,996	—	91,701	20,270

(1)         On August 22, 2018, the outstanding principal balance of $617,106 was repaid to the Company.

The Company had previously entered into real estate lease agreements for the restaurants located in Warwick, RI, and Gilbert-East, AZ.  The Company has subsequently assigned the leases to the operating entities, but the Company remains contingently liable if the entity defaults under the terms of the lease. The Warwick lease expires in January 2023, and the Gilbert-East lease expires in July 2023.

(d) On August 22, 2018, the Company’s Board authorized an increase in the number of directors, which constitute the entire Board, from five to six.  On August 22, 2018, the Board appointed Curtis Warfield to fill the vacancy.  Mr. Warfield will serve on the following committees of the Company’s Board:  Audit, Compensation, and Nominating and Corporate Governance.

Mr. Warfield, age 50, is currently serving as the Chief Audit Executive for Anthem, Inc. (NYSE ANTM), the nation’s second largest health insurer, a position he has held since 2017.  From 2016 to 2017, Mr. Warfield served as President and Chief Executive Officer of Windham Advisors LLC, a management and strategic advisory firm that offers innovative business solutions for companies in the healthcare, BPO (business process outsourcing) and insurance industries.   He served as a senior executive at HCA, the largest healthcare provider in the country, from 1997 to 2016 in a variety of roles. He began as the Chief Financial Officer of the Columbia Healthcare Network with a majority of his tenure serving as the Chief Executive Officer of NPAS, a healthcare services company.  At NPAS, Mr. Warfield executed a transformative organizational redesign and built a best practices organization. In 2016, he was appointed Chief Financial Officer of Managed Care (SPA).  Mr. Warfield began his career in 1991 at Humana Inc. and served as a Director of Accounting.  He is a Certified Public Accountant and he graduated magna cum laude from the University of Louisville.   Active within the healthcare industry, he has been profiled on the cover of Modern Healthcare, chair of the Healthcare Enterprise Network and profiled in CIO magazine. Mr. Warfield was appointed as a director because of his extensive financial and accounting experience, his executive management experience, and his information technology experience. As a result of these and other professional experiences, Mr. Warfield possesses particular knowledge and experience that strengthens the Board’s collective qualifications, skills and experience.

Mr. Warfield will be compensated in accordance with the Company’s previously adopted non-employee director compensation schedule.  In connection with his appointment, the Compensation Committee granted Mr. Warfield 1,663 restricted stock units, all of which will vest on January 8, 2019, provided he continues to serve on such date.

Except as otherwise disclosed herein, there are no transactions between the Company and Mr. Warfield requiring disclosure under this Item 5.02.

Item 8.01.             Other Events

On August 24, 2018, the Company announced its third quarter 2018 cash dividend and the appointment of Mr. Warfield as a member of the Board. The public announcement was made by means of a news release, the text of which is set forth at Exhibit 99.1 hereto.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

99.1        Press Release dated August 24, 2018

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 24, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS ROADHOUSE, INC.

Date: August 28, 2018	/s/ Scott M. Colosi
Scott M. Colosi
President